Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q2-10 QUARTERLY CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s second quarter 2010 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the second quarter of 2010. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in Wednesday,

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will be presenting at the Pacific Crest Technology Forum on August 10 th and the CitiGroup Technology Conference on September 8th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, who will provide an overview of the second quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today.

ON Semiconductor Corporation today announced that total revenues in the second quarter of 2010 were approximately $583.3 million, an increase of approximately 6 percent from the first quarter of 2010. During the second quarter of 2010, the company reported GAAP net income of $78.7 million or $0.18 per fully diluted share. The second quarter 2010 GAAP net income included net charges of $24.7 million, or $0.06 per fully diluted share, from special items, which are detailed in schedules included in our earnings press release.

Second quarter 2010 non-GAAP net income was $103.4 million or $0.24 per share on a fully diluted basis and includes stock based compensation expense. During the second quarter of 2010, our GAAP and non-GAAP operating expenses included approximately $4 million of acquisition expenses related to our M&A activities that were not previously forecasted.

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We exited the second quarter of 2010 with cash and cash equivalents of approximately $467.1 million, a decline of approximately $94 million from the previous quarter. We also exited the quarter with the lowest net debt position in the company’s history at approximately $286 million. In the second quarter, the company prepaid approximately $170 million of Senior Secured Credit Facilities and used cash of approximately $22 million for the acquisition of Sound Design Technologies on June 9th.

At the end of the second quarter, total days sales outstanding were flat with the first quarter of 2010 at approximately 50 days. ON Semiconductor’s internal inventory increased slightly from first quarter levels on a days basis to approximately 86 days. Included in our total internal inventory is approximately $22 million of inventory related to our acquisitions or bridge inventory built related to our announced closures of front-end manufacturing lines. Net of the bridge inventory and inventory from recent acquisitions, our inventory days would have been approximately 80 days in the second quarter.

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Distribution inventories remained low at approximately 8 weeks exiting the second quarter.

Cash capital expenditures during the second quarter of 2010 were approximately $53 million bringing year-to-date capital expenditures to $94 million. We currently anticipate spending total capital expenditures for 2010 of approximately $200 million of which approximately $30 million will be for buildings.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

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END MARKETS

During the second quarter of 2010, our end market splits were as follows: the Computing end-market represented approximately 26 percent of second quarter 2010 sales. The Automotive end-market represented approximately 20 percent of second quarter sales. The Industrial, Military and Aerospace end-market represented approximately 19 percent of sales. The Consumer Electronics end-market represented approximately 17 percent of sales. The Communications end-market, which includes wireless and networking, represented approximately 15 percent of sales and Medical represented approximately 3 percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor product OEM customer represented more than 5 percent of second quarter sales. Our top 5 product OEM customers during the second quarter were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia represented approximately 61 percent of revenue. Our sales in the Americas represented approximately 23 percent of revenue and Europe represented approximately 16 percent of revenue during the quarter.

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CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 46 percent of second quarter 2010 revenue. Sales through the distribution channel were approximately 45 percent of second quarter revenue and the EMS channel represented approximately 9 percent of revenue.

REVENUE BREAK-OUT

During the second quarter, ON Semiconductor revenues broken out by our product groups were as follows. The Standard Products Group represented approximately 33 percent of sales. The Automotive and Power Group represented approximately 24 percent of second quarter sales. The Computing and Consumer Group represented approximately 23 percent of sales and the Digital & Mixed-signal Product Group represented approximately 20 percent of sales. We will publish the quarterly revenue, gross margin and operating margin break-out of these segments in our Form 10-Q for this period.

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COMPANY/PRODUCT HIGHLIGHTS

We achieved several milestones during the second quarter of 2010, including recording our highest quarterly revenues, gross margin percent and net cash from operating activities in the company’s history. We achieved historic revenue highs during the second quarter in three of our key end-markets – Automotive, Computing and Industrial.

Now, turning to our end-market and product line results:

In the Automotive end-market, we had another strong quarter of growth with revenues growing by approximately 8 percent sequentially versus the first quarter of 2010. Revenues in this end-market have exceeded prior highs driven by more electronic content per vehicle and a normalization of inventory levels throughout this supply chain. During the quarter, we continued to see growth from our next generation solutions for emissions reduction, fuel economy improvement and enhanced lighting, safety, connectivity and infotainment power delivery systems. One notable success has been the introduction of our first

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Application Specific IC for China’s automotive industry. This smart power ASIC was developed for a key automotive customer in the region for use in a lighting application and integrates more than 70 components on to a single chip. This achievement reinforces the overall success of our Solutions Engineering Centers – the newest of which we opened earlier this year in Shanghai to support automotive customers throughout the Asia-Pacific region.

The Industrial and Military/Aerospace end-market represented the strongest sequential growth of all of our end-markets in the second quarter of 2010 growing by approximately 11 percent sequentially.

Similar to the Automotive end-market, the Industrial and Military/Aerospace end-market exceeded prior highs. During the quarter we continued to see growth in our custom analog, mixed signal and ASIC products for this end-market. A convergence of connected building automation systems with energy efficiency initiatives are driving demand for wired communications over IP, embedded control and motor control, and sensors for proximity, ambient light and imaging applications.

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In the Computing end-market we continue to see strong demand for our energy efficient power management solutions, audio amplifiers, protection devices, thermal management and standard products, from key customers in both desktops and notebooks. The computing end-market experienced 5 percent sequential growth from the first quarter of 2010 due to a combination of worldwide PC production ramps by key customers, continued adoption of Windows 7, and corporate refresh efforts. In addition, the second quarter represented the strongest computing end-market revenue in the company’s history at approximately $149 million. During the quarter we continued to make inroads with design wins into next generation notebooks, tablet PCs and desktops with key manufacturers driven by our buck and boost converters, SenseFET and MOSFET products.

Exiting the second quarter, ON Semiconductor is well positioned to capitalize on a number of end-market growth factors including increased vehicle demand in Asia, ongoing market acceptance of

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Android-based handheld products, the increased worldwide shipment of PCs, and strong ramps in both Smartphones and LED backlighting in TVs. Within the Smartphone market, we have a full suite of products driving sales growth including our protection devices, audio amplifiers, LED drivers, USB switches and the medium scale IC integration to enable next generation handsets.

On the acquisition front, we successfully completed the acquisition of Sound Design Technologies, Ltd. for approximately $22 million in cash. This solidifies our position as a leading supplier of ultra-low-power DSP technology for hearing aids and consumer audio processing applications.

And on July 15th, we announced the definitive purchase agreement to acquire SANYO Semiconductor for approximately 33 billion Yen. We anticipate this acquisition to close before the end of the year. Annualized revenue of the combined entity would be approximately $3.5 billion. SANYO Semiconductor is currently operating at approximately breakeven today, and based on current revenue run rates, our goal is to

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deliver in excess of $30 million in quarterly pre-tax income from SANYO Semiconductor approximately eighteen months post close. Given SANYO Semiconductor’s similar product profile, our proven abilities as an industry consolidator, and our established presence in Japan, we believe over time, we can successfully migrate their financial metrics to be more in-line with our recent financial performance.

We believe the acquisition of SANYO Semiconductor will move ON Semiconductor closer to our vision of becoming a premier global supplier of high-performance, energy efficient, silicon solutions for green electronics. The transaction represents a tremendous opportunity for both ON Semiconductor and SANYO Semiconductor, our employees, our customers and our shareholders and we look forward to reporting on our progress over the coming quarters.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

THIRD QUARTER 2010 OUTLOOK

Based upon current product booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be approximately $585 to $610 million in the third quarter of 2010. Backlog levels at the beginning of the third quarter of 2010 were up from backlog levels at the beginning of the second quarter of 2010 and represent over 90 percent of our anticipated third quarter 2010 revenues. We expect that average selling prices for the third quarter of 2010 will be approximately flat compared to the second quarter of 2010.

We expect cash capital expenditures of approximately $50 million in the third quarter of 2010.

For the third quarter, we expect GAAP gross margin of approximately 42.2 to 42.7 percent. Our GAAP gross margin in the third quarter will be negatively impacted from, among other, expensing of appraised inventory fair market value step up associated with our acquisitions. We expect non-GAAP gross margin of approximately 42.5

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to 43.0 percent. For the third quarter of 2010, we also expect total GAAP operating expenses of approximately $141 million to $145 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which total approximately $10 million. We also expect total non-GAAP operating expenses of approximately $131 to $135 million. We anticipate GAAP net interest expense and other expenses will be approximately $18 million for the third quarter of 2010 which includes non-cash interest expense of approximately $8 million. We anticipate our non-GAAP net interest expense and other expenses will be approximately $10 million. GAAP taxes are expected to be approximately $4 million and cash taxes are expected to be approximately $3 million. We also expect stock based compensation expense of approximately $13 to $14 million in the third quarter of 2010 of which approximately $3 to $4 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

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Our current fully diluted share count is approximately 445 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “            ” please open up the line for questions.

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